Exhibit 2.1

AGREEMENT OF SALE

THIS AGREEMENT (this “Agreement”) is made effective as of the 31st of December, 2002, between Selas Corporation of America, a Pennsylvania corporation (“Seller”) and BET Investments, Inc., a Pennsylvania corporation (“Buyer”).

WITNESSETH:

        In consideration of the covenants and provisions contained herein, and subject to the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

1.	Sale.

(a)	Seller hereby agrees to sell and convey to Buyer, who hereby agrees to purchase from Seller: (i) all that certain tract of land containing approximately 17 acres situate adjacent to Limekiln Pike in the Township of Upper Dublin, County of Montgomery, Commonwealth of Pennsylvania, as more particularly described on Exhibit “A” attached hereto (the “Land”); (ii) all buildings, structures and other improvements located on the Land (the “Improvements”) (the Land and the Improvements being hereinafter collectively referred to as the “Real Property”); and

(iii) all of Seller’s right, title and interest, if any, in and to: (A) all tenements, hereditaments, appurtenances, easements, covenants, permits, approvals, and other similar rights arising from or appertaining to the Real Property; (B) except as may be provided in this Agreement or in the Lease (as said term is hereinafter defined), all fixtures, machinery and equipment located on the Real Property; and (C) all transferable intangible personal property pertaining to the development, construction, leasing, and operation of the Real Property (collectively the “Real Property Rights”), including but not limited to (1) any use, occupancy, operating, road access, environmental protection and other permits, licenses, authorizations and approvals issued by governmental authorities having jurisdiction over the Real Property, (2) any contract rights for water and other utility services, and (3) any drawings, architectural and engineering plans, renderings, site plans, and specifications for the Improvements in the possession of Seller or its agents. The Real Property, together with the items described in Section 1(a)(iii) hereof, are hereinafter collectively referred to as the “Property.”

(b)	Notwithstanding the provisions of Section 1(a) hereof, Seller (or its agents or contractors) may at any time prior to Settlement (as said term is hereinafter defined) or during the term of the Lease remove from the Real Property such machinery, equipment and fixtures as Seller determines in its sole discretion to remove, all without compensation to Buyer, and without any obligation to repair any damage to the Land or Improvements caused by such removal, provided that Buyer shall not thereby create any hazardous or unlawful condition.

2.	Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be Four Million Dollars ($4,000,000), and shall be paid as follows:

(a)	Upon the date hereof, Buyer shall deliver to Westminster Abstract Company (the “Title Company”), with an address at 4608 Street Road, Trevose, PA 19053, as escrow agent, Buyer’s check in the amount of Fifty Thousand Dollars ($50,000) (such amount and any interest thereon shall hereinafter be referred to as the “Initial Deposit”) to be held in escrow until Settlement (as hereinafter defined) or the earlier termination of this Agreement.

(b)	Provided that this Agreement is in full force and effect, prior to the expiration of the Due Diligence Period, Buyer shall deliver to Title Company, as escrow agent, an additional check in the amount of One Hundred Thousand Dollars ($100,000) (such amount and any interest thereon shall hereinafter be referred to as the “Additional Deposit”) to be held in escrow until Settlement (as hereinafter defined) or the earlier termination of this Agreement.

(c)	At Settlement, the Initial Deposit and Additional Deposit (hereinafter collectively referred to as the “Deposit”) shall be paid to Seller and credited to Buyer and Buyer shall pay Seller the balance of the Purchase Price, subject to all adjustments as provided herein, by wire transfer of immediately available federal funds to such bank account as Seller shall designate in writing.

3.	Title.

(a)	Title to the Real Property shall be (i) free of all claims, liens and encumbrances other than the Permitted Exceptions (as defined below), and (ii) insurable by a reputable title insurance company at the then current filed rates, without exception other than for the Permitted Exceptions.

(b)	Within three (3) days from the date of this Agreement, Buyer shall order from the Title Company a title insurance commitment for an owner’s policy of title insurance covering the Real Property (the “Commitment”), together with copies of all of the exceptions listed thereon. Buyer shall instruct the Title Company to deliver a copy of the Commitment and copies of all of all exceptions listed thereon to Seller simultaneously with their delivery to Buyer. Buyer shall notify Seller in writing (“Buyer’s Title Notice”) no later than forty (40) days after the date of this Agreement of any title exceptions identified in the Commitment which Buyer disapproves. Any title exception not disapproved in writing within said time period shall be deemed approved by Buyer and shall constitute a “Permitted Exception” for purposes of this Agreement. In addition to the foregoing, Seller and Buyer hereby agree that those items listed on Exhibit B attached hereto shall constitute “Permitted Exceptions”. Seller shall have no obligation to cure or remove any title exception; however, regardless of whether Buyer disapproves of any of the following in Buyer’s Title Notice, Seller shall at Settlement pay any mortgage, lien or charge in a fixed or ascertainable amount which is not a Permitted Exception. Within seven (7) days after Seller’s receipt of Buyer’s Title Notice, Seller shall notify Buyer in writing of any title exceptions that have been disapproved by Buyer which Seller is unable or unwilling to cause to be removed or insured against prior to or at Settlement and, with respect to such exceptions, Buyer’s sole right shall be to elect, by giving written notice to Seller within five (5) days thereafter, either (x) to terminate this Agreement, or (y) to waive its disapproval of such exceptions, in which case such exceptions shall then be deemed to be Permitted Exceptions. Buyer’s failure to give such notice when required shall be deemed an election to waive the disapproval of any such exception. In the event Buyer elects to terminate this Agreement in accordance with clause (x) above, the Deposit shall be immediately refunded to Buyer, and this Agreement shall become null and void and neither party shall have any liability or obligation hereunder, except for those obligations which are expressly stated to survive termination of this Agreement. If Seller elects to cause to be removed or insured any title exceptions which Buyer has disapproved in Buyer’s Title Notice as aforesaid (other than any mortgage, lien or charge in a fixed or ascertainable amount which is to be paid by Seller at settlement), Seller must do so no later than five (5) days prior to Settlement, and in the event Seller fails to do so, Buyer’s sole right shall be to elect, by giving written notice to Seller within three (3) days thereafter, either (x) to terminate this Agreement, or (y) to waive its disapproval of any such exceptions, in which case such exceptions shall then be deemed to be Permitted Exceptions. Buyer’s failure to give such notice when required shall be deemed an election to waive the disapproval of any such exception. Between the date of this Agreement and the Settlement Date, Seller shall not voluntarily encumber the Real Property except with mortgages that will be paid or released at Settlement.

(c)	Seller shall provide to the Title Company such releases, documents, indemnities and affidavits as shall be reasonably necessary to permit Buyer to obtain affirmative title insurance against filed and unfiled mechanics liens arising from the actions or inactions of Seller and shall also provide to the Title Company a form 1099S information return relating to the Property.

(d)	Seller shall indemnify Buyer and hold Buyer harmless from and against any liability, cost or expense (including reasonable attorneys’ fees) arising from Seller’s failure to comply with the Pennsylvania “Bulk Sales” provisions of 69 P.S.A. ˜ 529. Seller shall deliver to Buyer when the same is received, either prior to or following Settlement, copies of all Bulk Sales clearance certificates received by Seller from the Pennsylvania Department of Revenue. At Settlement, Seller shall also deliver to the national title insurance company insuring Buyer’s title to the Real Property a similar indemnity or such other assurances as such title company shall reasonably require to remove any exception to Buyer’s title insurance commitment for unsettled Pennsylvania tax liabilities of Seller. The provisions of this Section shall survive Settlement hereunder.

4.	Settlement.

(a)	Subject to the terms of this Agreement, the settlement (“Settlement”) shall be made at the offices of the Title Company on or before the date which is one-hundred eighty (180) days following the date of this Agreement (“Settlement Date”).

(b)	At Settlement, Seller shall deliver the following to Buyer:

(i)	An executed Special Warranty Deed in proper form for recording, duly executed and acknowledged, for the purpose of conveying the Real Property to Buyer.

(ii)	An affidavit certifying that the Seller is not a “foreign person” as described in Section 1445 of the Internal Revenue Code of 1986, as amended.

(iii)	An Assignment in the form attached hereto as Exhibit “C”, for the purpose of assigning Seller’s interest in any and all Real Property Rights.

(iv)	Corporate documentation reasonably required by the Title Company to confirm the authority of Seller to consummate the transactions contemplated hereunder.

(v)	The originals, if in Seller’s possession, of any use, occupancy, operating, road access, environmental protection and other licenses, permits, authorizations or approvals which are included among the Real Property Rights.

(vi)	The bill for current real estate taxes.

(vii)	Seller’s certification that those representations and warranties of Seller which are expressly provided in this Agreement to be true and correct as of the date of Settlement are true and correct in all material respects as of such date.

5.	Apportionments; Assessments.

(a)	Real estate taxes, water rates and charges and sewer taxes and charges shall be apportioned pro-rata as of the Settlement Date. For purposes of making such apportionments, Seller shall be responsible for producing on or prior to Settlement copies of all tax bills and receipts of payment or tax searches from the taxing authority.

(b)	Any realty transfer taxes in connection with this transaction shall be divided equally between Buyer and Seller.

(c)	If the Real Property or any part thereof is affected by any confirmed special assessment or assessment for public improvements prior to the date of this Agreement, which assessments are or may become payable, in installments or otherwise, then for the purpose of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after Settlement, shall be assumed and paid by Seller at or prior to Settlement. Buyer shall be responsible for the payment of all other confirmed special assessments and assessments for public improvements.

6.	Formal Tender Waived. Formal tender of an executed deed and purchase money is hereby waived in order to declare default.

7.	Seller’s Right to Continue to Occupy the Real Property. Seller shall have the right to continue to exclusively occupy the Real Property after Settlement until three (3) months after the actual date of Settlement, pursuant to a lease (the “Lease”) to be executed and delivered by Seller and Buyer at Settlement, which Lease shall be in the form and substance of that attached as Exhibit D hereto. Said Lease shall require Seller to pay a base rent of Twenty Thousand Dollars ($20,000) per month, all utilities and its prorated share of all real estate taxes respecting the Real Property.

8.	Buyer’s Default. The parties agree, subject to those contingencies and conditions to Buyer’s obligation to complete Settlement expressly provided in this Agreement, that in the event

Buyer fails to complete Settlement as required by the terms of this Agreement, and fails to cure such default within five (5) days of receiving written notice thereof from Seller, then the damage which Seller will sustain as a result thereof will be substantial but will be difficult, if not impossible, to ascertain. The parties therefore agree that if Buyer fails to complete Settlement as required by the terms of this Agreement, then Seller shall have the right to terminate this Agreement, in which event all obligations hereunder shall be deemed null and void except for such obligations of Buyer which by their terms survive termination of this Agreement, and to retain the Deposit as liquidated damages, as Seller’s sole and exclusive remedy, to recompense Seller for time spent, labor and services performed, and loss of the benefit of its bargain. In addition, Buyer shall deliver to Seller all plans, studies, permits or other materials prepared for Buyer with respect to the Property.

9.	Seller’s Default. Should Seller violate or fail to fulfill and perform any of the terms or conditions of this Agreement at or prior to Settlement, and fail to cure such default within five (5) days of receiving written notice thereof from Buyer, then Buyer shall have as its sole and exclusive right and remedy for such default the right to elect either (i) to terminate this Agreement and receive the return of the Deposit, in which event the parties shall be released from all further liability or obligation except for such obligations of Buyer which by their terms survive the termination of this Agreement or (ii) to proceed against Seller for specific performance of the Agreement.

10.	Risk of Loss; Condemnation.

(a)	If all or any portion of the Improvements shall be destroyed or damaged by fire or other casualty before Settlement, such event shall not affect the rights or obligations of the parties hereto, and at Settlement, Seller shall convey the Real Property to Buyer in such condition as then exists, with a reduction to the Purchase Price equal to the lesser of (i) the reasonably estimated cost of restoring the damaged portion of the Improvements to substantially the condition that existed prior to such casualty, or (ii) the reasonably estimated cost of demolishing the damaged portion of the Improvements (excluding any foundations, footing or subsurface portions of the Improvements) and eliminating any hazardous or unlawful condition caused by such casualty.

(b)	If between the date hereof and Settlement, all or any material portion of the Real Property is taken by any governmental authority, Buyer, at its option, may terminate this Agreement within fifteen (15) days after notice thereof is given to Buyer (which notice shall include a description of the property intended to be condemned). In the event of a termination of this Agreement in accordance with this Section, the Deposit and all accrued interest shall be returned to Buyer by the Title Company and this Agreement shall terminate and be null and void except for those obligations which by their express terms survive the termination of this Agreement. If this Agreement is not terminated as aforesaid, at Settlement, Seller shall assign to Buyer, without recourse, all of its right, title and interest in and to the entire award to which it may otherwise be entitled in the condemnation proceedings with respect to the Real Property and shall pay to Buyer at Settlement any portion of such award theretofore received by Seller.

11.	“As Is” Condition. Buyer hereby acknowledges and agrees that neither Seller nor any agent or representative of Seller has made, nor is Buyer relying upon, any representations or warranties whatsoever, including, but not limited to, any representations or warranties with respect to the Property, except as expressly set forth in Sections 12 and 14 of this Agreement. Buyer further acknowledges and agrees that except as expressly set forth in Sections 12 and 14 of this Agreement, Buyer is relying upon its own inspection and evaluation of the Property, and not upon any representations, warranties or advices by Seller or any agent or representative of Seller. The terms and provisions of this Section shall survive Settlement and/or any termination of this Agreement.

12.	Brokers. Buyer and Seller mutually represent to each other that no brokers, agents or finders brought about this Agreement or the conveyance of the Property to Buyer pursuant hereto except Beacon Commercial Real Estate (the “Broker”) whose commissions shall be the sole responsibility of Seller. Buyer and Seller each agree to indemnify and hold the other harmless from and against any liability arising from a breach of the above representation. The terms and provisions of this Section shall survive Settlement and/or any termination of this Agreement.

13.	Due Diligence Period.

(a)	Between the date of this Agreement and Settlement, Buyer and Buyer’s agents shall have the right to enter the Real Property to make such engineering, environmental and other inspections and investigations as Buyer may reasonably require to assess the condition of the Real Property; provided, however, that such activities on behalf of Buyer shall not materially damage the Real Property or materially disrupt or disturb Seller’s ongoing operations at the Real Property. Buyer shall give Seller at least twenty-four hours advance notice of any proposed entry upon the Real Property to conduct any inspection or investigation, and Seller shall have the right in its discretion to accompany Buyer and/or its agents during any inspection or investigation. Buyer, at its sole cost and expense, shall comply with all applicable laws and regulations in conducting any such inspection or investigation. Buyer shall, at Buyer’s sole cost and expense, promptly restore the Property to substantially the condition in which the same was found before any such inspection or investigation was undertaken to the extent practicable under the circumstances. Buyer shall deliver to Seller, without cost to Seller, within three (3) business days after Buyer’s receipt of same, copies of all reports, tests or studies performed as a result of such inspections or investigations. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against claims, causes of action, demands, suits, obligations, damages, losses, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees) resulting from the activities of Buyer and/or Buyer’s agents or designees on the Real Property. The obligations of Buyer pursuant to this Section shall survive the consummation of Settlement and/or the termination of this Agreement for a period of one (1) year.

(b)	Buyer and Seller further agree that should Buyer desire not to purchase the Property as a result of such investigations or inspections, or for any other reason whatsoever in Buyer’s sole discretion, Buyer shall have the right to terminate this Agreement upon written notice to Seller given not later than sixty (60) days after the date of this Agreement (the period from the date of this Agreement until sixty (60) days after the date of this Agreement being referred to as the “Due Diligence Period”), in which case the Deposit shall be returned to Buyer and there shall be no further liability of the parties hereunder, except for those obligations which by their express terms survive the termination of this Agreement. Buyer’s failure to give such notice when required shall be deemed a waiver of Buyer’s right to terminate the Agreement pursuant to this Section 13 (b).

14.	Seller’s Representations, Warranties and Covenants. Seller hereby makes the following covenants, representations and warranties to Buyer:

(a)	As of the date of this Agreement, Seller is, and will at Settlement be, the sole legal owner of the Real Property in fee simple, and that as of the date of this Agreement the Real Property is not, and will not at Settlement be, subject to any option, right of first refusal or other agreement of sale. As of the date of this Agreement, Seller has, and will at Settlement have, the full power and authority to execute, deliver and perform this Agreement and all agreements and documents referred to in this Agreement. The person who has executed this Agreement on behalf of Seller has the authority to do so.

(b)	As of the date of this Agreement, Seller has received no written notice of any action, suit or proceeding pending or, to the best of Seller’s knowledge, threatened against or affecting the Real Property or relating to or arising out of the ownership of the Real Property, including without limitation, general or special assessment proceedings of any kind, or condemnation or eminent domain actions or proceedings of any kind.

(c)	As of the date of this Agreement, and as of the date of Settlement, neither the entering into of this Agreement, the consummation of the sale, nor the conveyance of the Property to Buyer, has or will constitute a violation or breach of any of the terms of any contract or other instrument to which Seller is a party or to which Seller is subject.

(d)	Prior to the date of this Agreement, Seller has delivered to Buyer true and correct copies of those certain environmental reports respecting the Real Property which are identified on Exhibit E attached hereto, and as of the date of this Agreement, said reports are the only material environmental reports respecting the Real Property prepared by consultants for Seller on or after January 1, 2001.

(e)	As of the date of this Agreement there are, and as of the date of Settlement there will be, no outstanding leases or other agreements permitting any party to occupy or use the Property other than pursuant to recorded easements or other recorded agreements which are Permitted Exceptions.

(f)	As of the date of this Agreement there are, and as of the date of Settlement there will be, no agreements by Seller to pay any commissions or other compensation to any brokers or agents in connection with the Real Property that would be binding upon the Buyer.

(g)	Within the three (3) year period preceding the date of this Agreement, Seller has not received written notice from a governmental authority having jurisdiction over the Real Property of any existing violations of any Federal, State, County, municipal or local laws, ordinances, orders, regulations or requirements affecting the Real Property.

(h)	As of the date of this Agreement there are, and as of the date of Settlement there will be, no maintenance agreements effecting the Property that would be binding upon Buyer.

The foregoing representations and warranties shall survive Settlement for a period of one (1) year from the date of Settlement and thereafter with respect to any claims specifically made in writing by Buyer to Seller during such one (1) year period.

15.	Operations Pending Settlement. Between the date of this Agreement and the date of Settlement:

(a)	Seller shall maintain the Real Property in its present state of repair and in substantially the same condition as on the date hereof, ordinary wear and tear and damage by casualty excepted.

(b)	Seller shall not enter into any lease without the prior written consent of Buyer. Further, Seller shall not enter into any agreement of sale, option, or any other agreement or contract affecting the Real Property which would be binding upon Buyer, nor shall Seller grant any easements or further encumber the Real Property (except for mortgages which will be satisfied at Settlement), without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(c)	Seller shall maintain comprehensive general liability insurance covering the Real Property in amounts not less than $1,000,000 per occurrence.

(d)	Seller shall not use, manufacture, store, generate, handle, or dispose of any substance at the Real Property which may be classified as a hazardous, toxic or radioactive substance, or contaminant, or pollutant (together, “Hazardous Substances”) under applicable federal, state or local law, ordinance, rule or regulation (“Applicable

Laws”) except in accordance with Applicable Laws, or use or permit the Real Property to be used for such purposes except in accordance with Applicable Laws, or emit, release or discharge any such Hazardous Substances into the air, soil, surface water or groundwater comprising the Real Property.

(e)	Seller shall promptly provide Buyer with a copy of any written notice received by Seller of any action, suit or proceeding, pending or, to the best of Seller’s knowledge, threatened against or affecting the Real Property or relating to or arising out of the ownership of the Real Property, including without limitation, general or special assessment proceedings of any kind, or condemnation or eminent domain actions or proceedings of any kind.

16.	Notices. Any notice or communication required to be given hereunder shall be given in writing and shall be served in person, by nationally recognized overnight express delivery service, by United States registered or certified mail, with postage prepaid, return receipt requested, properly addressed and directed to the party to receive the same at the following address or at such other address as may hereafter be substituted by notice in writing thereof.

To Seller:	Selas Corporation of America c/o Resistance Technology, Inc. 1260 Red Fox Road Arden Hills, MN 55112 Attention: Mark S. Gorder Phone: (651) 636-9770

With a copy to:	Blank Rome LLP One Logan Square Philadelphia, PA 19103 Attention: G. Craig Lord, Esquire Phone: (215) 569-5496

To Buyer:	Bruce E. Toll, President BET Investments, Inc. 2600 Philmont Avenue, Suite 212 Huntingdon Valley, PA 19006 Telephone: (215) 938-8024 Fax: (215) 938-8019

with a copy to:	Michael P. Markman, Esquire Executive Vice President (at the same address) Telephone: (215) 938-7300 Fax: (215) 938-8651

Any notice or other communication from legal counsel of a party hereto shall be deemed notice from such party for purposes of this Agreement.

17.	Entire Agreement. This Agreement contains the entire agreement between Seller and Buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever. This Agreement may be amended only by a writing signed by both parties.

18.	Assignment. Buyer may not assign its interest in this Agreement to another party without the prior consent of Seller, which consent Seller may grant or withhold in its sole discretion, except that Buyer may with prior written notice to Seller assign this Agreement to an “Affiliate” of Bruce E. Toll. For purposes of this Agreement, the term “Affiliate” of a specified person or entity shall mean a person or entity that, directly or indirectly, controls, is controlled by, or is under common control with the specified person or entity. For this purpose, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

19.	Miscellaneous.

(a)	Except as provided in Section 18 hereof, this Agreement shall extend to and bind the respective heirs, executors, administrators successors and assigns of the parties hereto.

(b)	As used herein, the phrases “the date hereof” and “the date of this Agreement” shall mean the date that is inserted on the first page of this Agreement.

(c)	Time shall be of the essence of this Agreement.

(d)	This Agreement may be signed in one or more counterparts (or with counterpart signature pages) which, taken together, shall constitute a fully executed Agreement and shall be considered a single document.

(e)	If any date on which a time period scheduled to expire herein is a Saturday, Sunday or date on which commercial banks in Philadelphia, Pennsylvania are closed, the subject date shall be extended to the next business day.

(f)	Seller and Buyer each agree to keep confidential the economic terms of this Agreement, including, without limitation, the Purchase Price, except as required by applicable law.

(g)	This Agreement has been drafted by counsel for both the Seller and Buyer, and accordingly, any ambiguities contained herein shall not be interpreted in favor of or against either party.

(h)	This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

20.	Escrow of Deposit.

(a)	The Deposit shall be deposited with and shall be held in escrow by the Title Company. The parties and Title Company agree that the Deposit shall be applied as follows:

(i)	If Settlement is consummated, the Deposit shall be paid over to Seller and credited to the Purchase Price.

(ii)	If Settlement is not consummated by reason of Buyer’s default, the Deposit shall be paid over to Seller and shall be retained by Seller as provided for in Section 8 of this Agreement.

(iii)	If Settlement is not held by reason of Seller’s default, and Buyer elects to terminate this Agreement as a result thereof, the Deposit shall be paid over to Buyer for use and application by Buyer as provided for in Section 9 of this Agreement.

(iv)	If Buyer terminates this Agreement in accordance with the terms of this Agreement, the Deposit shall be paid over to Buyer.

(b)	The Deposit shall be held in one or more interest bearing money-market type accounts with one or more federally insured national or state-chartered banks, savings banks, or savings and loan associations.

(c)	Title Company and its partners and employees are acting as agents only, and will in no case be held liable either jointly or severally to either party for the performance of any term or covenant of this Agreement or for damages for the nonperformance hereof, nor shall Title Company be required or obligated to determine any questions of fact or law. Title Company’s only responsibility hereunder shall be for the safekeeping of the Deposit and the full and faithful performance by Title Company of the duties imposed by this Section 20.

(d)	Title Company shall be authorized to disburse the Deposit at Settlement or upon any cancellation or termination of this Agreement, only upon the written instructions of both parties; and in the absence of such instructions or in the event of any dispute, Title Company shall be and is hereby authorized, but not obligated, to pay the entire amount of the Deposit into court, and any expenses of Title Company for so doing shall be payable out of the Deposit. Notwithstanding the foregoing, until the expiration of the Due Diligence Period, Title Company shall be obligated to return the Deposit to Buyer upon the unilateral instructions of Buyer following notice of Buyer’s timely termination of this Agreement pursuant to Section 13 of this Agreement.

21.	Zoning Contingency.

(a)	The obligation of Buyer to complete Settlement shall be conditioned and contingent upon Buyer obtaining, upon the terms and conditions set forth in this Section 21, the reclassification of the Real Property from its present zoning classification to an AHS Apartment House Special District zoning classification, pursuant to an ordinance (the “Zoning Ordinance”) of the legislative governing body of the Township Of Upper Dublin (the “Governing Body”), to be duly adopted in accordance with the Zoning Code of the Township Upper Dublin, and the lapse of such period following the date of such adoption as shall preclude the appeal thereof by the citizens of the Township of Upper Dublin (the “Zoning Contingency).

(b)	Promptly after its execution of this Agreement by both parties, Buyer shall commence the preparation of its request for the adoption of the Zoning Ordinance and shall submit the same to the Governing Body for approval by no later than thirty (30) days after the date of this Agreement. Buyer shall, at Buyer’s own cost and expense, prepare, obtain, execute and deliver to the Governing Body any and all applications, petitions, plans (including, without limitation, survey plans and construction drawings) and other documents and instruments required by such governmental authorities in connection with Buyer’s request for the adoption of the Zoning Ordinance. Buyer agrees, in connection with its efforts to obtain the satisfaction of the Zoning Contingency, to cooperate with the Governing Body and any other governmental agencies or quasi-governmental agencies, civic or neighborhood groups or any other person or persons which may be or become involved with or affected by Buyer’s efforts. Concurrently with the submission of any plans or other materials to any governmental body, authority or official in connection with such proposed Zoning Ordinance, Buyer shall submit complete copies of such plans and other materials to Seller. Buyer shall further advise Seller at least two (2) business days in advance of any public or private meeting with any governmental body or authority or governmental officials in connection with such proposed Zoning Ordinance, and allow representatives of Seller to attend all such meetings. In addition, Buyer hereby agrees, which agreement shall survive the Settlement or termination of this Agreement, that it shall not without Seller’s express written consent enter into any agreements or undertake any obligation in connection with the proposed Zoning Ordinance which would be binding upon Seller if Settlement hereunder is not consummated, unless any such agreements are specifically consented to in writing by Seller. Further, Buyer agrees to furnish Seller with periodic written reports as to the progress of Buyer’s efforts to obtain the satisfaction of the Zoning Contingency and shall, upon the adoption by the Governing Body of the Zoning Ordinance, immediately give Seller written notice thereof, together with a copy of the Zoning Ordinance. Subject to the foregoing provisions, Seller agrees to cooperate with Buyer in its efforts to obtain the satisfaction of the Zoning Contingency, and, upon Buyer’s request, to join with Buyer in the execution and filing of all applications, petitions and other documents required in order for Buyer to satisfy the Zoning Contingency, provided that Seller shall not be obligated to incur any liability or cost or expense to do so, and Buyer shall be responsible for all costs and expenses in connection with obtaining the satisfaction of the Zoning Contingency.

(c)	If the Governing Body shall at any time prior to the Zoning Deadline (as said term is hereinafter defined) formally reject the adoption of the Zoning Ordinance, Buyer shall immediately notify Seller in writing thereof, and in such event, either Buyer or Seller shall thereafter have the right, exercisable by written notice to the other party, to terminate this Agreement; provided, however, that any such termination by Seller shall be null and void if Seller, within five (5) days after the date of the aforesaid notice of rejection of the Zoning Ordinance by the Governing Body, shall receive written notice from Buyer that Buyer has elected to waive the Zoning Contingency and to purchase the Real Property without such contingency.

(d)	Notwithstanding anything contained herein to the contrary and provided that this Agreement has not been sooner terminated in accordance with its terms, if the Zoning Contingency has not been satisfied by the date which is one hundred fifty (150) days from the date of this Agreement (the “Zoning Deadline”), Buyer shall have the option, exercisable by written notice thereof to Seller given within five (5) days after the expiration of the Zoning Deadline, to either terminate this Agreement or waive the Zoning Contingency. If Buyer fails to give notice to Seller within said five (5) day period that it has elected to terminate this Agreement pursuant to this Section 21, Buyer shall be deemed to have waived its right to terminate the Agreement pursuant to this Section 21.

(e)	If this Agreement shall terminate pursuant to the provisions of this Section 21, the Deposit and all interest earned thereon shall be returned to Buyer, this Agreement shall become null and void and neither party shall have any further rights or obligations hereunder except for those obligations which are expressly provided to survive the termination of this Agreement. Upon the termination of this Agreement, Buyer shall promptly assign, transfer and deliver (and shall execute all proper instruments to effectuate such assignment, transfer and delivery) to Seller any and all applications, petitions, plans (including, without limitation, survey plans and construction drawings), permits and licenses prepared or obtained by Buyer in connection with Buyer’s attempt to obtain the satisfaction of the Zoning Contingency or otherwise relating to Buyer’s intended development of the Real Property.

22.	Notices of Violations. If between the date of this Agreement and the date of Settlement, Seller receives any written notice from a governmental authority having jurisdiction over the Real Property of any existing violation of any Federal, State, County, municipal or local laws, ordinances, orders, regulations or requirements affecting the Real Property, Seller shall promptly deliver a copy thereof to Buyer. If the violation is of such a nature that it would interfere with Buyer’s plans for the development of the Real Property and would not be eliminated by the demolition of the Improvements, then Seller shall cure the violation (or escrow at Settlement an amount which Seller and Buyer reasonably estimate would pay for the cost of curing the violation), provided that if the reasonably estimated cost of curing the violation exceeds Ten Thousand Dollars ($10,000), and Seller is not willing to pay the cost of curing the violation or to escrow amounts to cure the same, then Seller may terminate this Agreement by written notice to Buyer given within fifteen (15) days after notice of such violation is forwarded by Seller to Buyer, provided that if within five (5) days after Buyer receives Seller’s termination notice, Buyer delivers written notice to Seller that Buyer has elected to accept title to the Real Property subject to such violation, then this Agreement shall not terminate, but at Settlement, Buyer shall be entitled to a credit against the Purchase Price in the amount of Ten Thousand Dollars ($10,000). If Buyer does not make the election provided in the immediately preceding sentence of this Section, then the Deposit shall be immediately refunded to Buyer, and this Agreement shall become null and void and neither party shall have any liability or obligation hereunder, except for those obligations which are expressly stated to survive termination of this Agreement.

23.	Conditions to Buyer’s Obligation. Buyer’s obligation to complete Settlement shall be conditioned upon the following:

(a)	All representations and warranties of Seller which are expressly provided in this Agreement to be true and correct as of the date of Settlement shall be true and correct in all material respects as of the date of Settlement;

(b)	Buyer shall not have terminated this Agreement as expressly permitted by the terms of this Agreement; and

(c)	All of the material covenants and agreements to be performed by Seller at or prior to Settlement pursuant to this Agreement shall have been performed by Seller.

In the event that any of the foregoing conditions have not been satisfied or waived by Buyer on or before Settlement, Buyer may elect, by notice to Seller given no later than the date for Settlement, to terminate this Agreement, whereupon the Deposit shall be immediately refunded to Buyer, and neither party shall have any liability or obligation pursuant to this Agreement.

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        IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

BUYER: BET INVESTMENTS, INC.

By: /s/ Michael P. Markman (SEAL) Michael P. Markman Title: Executive Vice President Date of Execution: 1/17/03

SELLER: Selas Corporation of America

By: /s/ Mark S. Gorder Name: Mark S. Gorder Title: Executive Vice President Date of Execution:

JOINDER BY TITLE COMPANY AS ESCROW AGENT

        Westminster Abstract Company, the Title Company named in the foregoing Agreement of Sale, hereby joins in such Agreement to evidence its agreement to hold the Deposit, and otherwise to perform its obligations as escrow agent, all as provided for in Section 20.

TITLE COMPANY:

Westminster Abstract Company

By: /s/ Charles E. Moscony

Name: Charles E. Moscony

Title: President

Date of Execution:    1/17/03

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

PREMISES “A”

ALL THAT CERTAIN Tract or piece of ground, Situate in the Township of Upper Dublin, County of Montgomery and Commonwealth of Pennsylvania, bounded and described according to a Plan thereof made by George B. Mebus, Registered Professional Engineer, dated September 10, 1953, last revised December 21,1953, as follows, to wit:

BEGINNING at a point on the Northwesterly side of Limekiln Pike (50.00 feet wide), at the distance of 216.43 feet measured on a bearing of South 16 degrees 15 minutes 00 seconds West along the said side of Limekiln Pike from a point, an angle on the same, said point or angle being at the distance of 385.62 feet measured on a bearing of South 52 degrees 31 minutes 00 seconds West along the said side of Limekiln Pike from another point, an angle on the same, said last mentioned point or angle being at the distance of 95.50 feet measured on a bearing of South 40 degrees 49 minutes 00 seconds West along the said side of Limekiln Pike from another point, an angle on the same, said last mentioned point or angle being at the distance of 40.00 feet measured on a bearing of South 21 degrees 31 minutes 00 seconds West along the said side of Limekiln Pike from another point, an angle on the same, said last mentioned point or angle being at the distance of 38.50 feet measured South 17 degrees 11 minutes 00 seconds West along the said side of Limekiln Pike from another point, an angle on the same, said last mentioned point or angle being at the distance of 105.00 feet measured on a bearing of South 12 degrees 59 minutes 00 seconds West along the said side of Limekiln Pike from another point, an angle on the same, said last mentioned point or angle being at the distance of 16.80 feet measured on a bearing of South 03 degrees 06 minutes 00 seconds West along the said side of Limekiln Pike from the Southeasterly Right of Way line of the Pennsylvania Railroad (Trenton Cut-Off), said last mentioned point or angle being also at the distance of 71.50 feet, more or less, measured on a bearing of South 03 degrees 06 minutes 00 seconds West along the said side of Limekiln Pike from the Southwesterly side of Susquehanna Road (50.00 feet wide); thence extending from said point of beginning South 16 degrees 15 minutes 00 seconds West along the said side of Limekiln Pike 439.11 feet to a point of curve on the same; thence extending on the arc of a curve curving to the right having a radius of 50.00 feet the arc distance of 78.36 feet to a point of tangent on the Northerly side of Public Road (L.R. 46113 as Relocated 50.00 feet wide); thence extending North 77 degrees 55 minutes 58 seconds West along the Northerly side of last mentioned Public Road 189.40 feet to a point on the Northeasterly side of a former Road (33.00 feet wide); thence extending North 46 degrees 55 minutes 00 seconds West along the Northeasterly side of said former Road 859.04 feet to a point on the Southeasterly Right of Way line of the Pennsylvania Railroad (120.00 feet wide); thence extending North 68 degrees 35 minutes 00 seconds East along said Right of Way line

589.69 feet to a point; thence extending South 49 degrees 36 minutes 00 seconds East still along the Pennsylvania Railroad Right of Way crossing the Northeasterly side of a certain driveway and through the bed of the same 56.73 feet to a point in the bed of the same; thence extending South 47 degrees 59 minutes 20 seconds East partly through the bed of and crossing the Southwesterly side of said driveway 540.97 feet to the first mentioned point and place of beginning.

PREMISES “B”

ALL THAT CERTAIN Lot or piece of ground, Situate in the Township of Upper Dublin, County of Montgomery and Commonwealth of Pennsylvania, bounded and described, as follows, to wit:

BEGINNING at a point on the Southeasterly right of way line of The Pennsylvania Railroad (Trenton Cut-Off) (240.00 feet wide) where the dividing line between premises of Grantors (of which this was a part) and other premises of the Grantee intersects said right of way line; thence extending from said point of beginning South 47 degrees 59 minutes 20 seconds East along said dividing line a distance of 40.00 feet to a point; thence extending North 45 degrees 05 minutes 00 seconds East a distance of 83.00 feet, more or less to a point on said Southeasterly right of way line of The Pennsylvania Railroad (240.00 feet wide); thence extending South 68 degrees 35 minutes 00 seconds West along said right of way line a distance of 93.00 feet, more or less, to the first mentioned point and place of beginning.

PREMISES “C”

ALL THAT CERTAIN Lot or piece of ground, Situate in the Township of Upper Dublin, County of Montgomery and Commonwealth of Pennsylvania, bounded and described, as follows, to wit:

BEGINNING at a point on the Northerly side of Dreshertown Road (as relocated) (50.00 feet wide), said point being at a distance of 239.22 feet measured North 73 degrees 57 minutes 15 seconds West from the point of intersection which the said Northerly side of Dreshertown Road, produced, makes with the Northwesterly side of Limekiln Pike (50.00 feet wide), produced; thence from the first mentioned point and place of beginning along the said side of Dreshertown Road, North 73 degrees 57 minutes 15 seconds West 36.29 feet to a point; thence along the line of land of the Phillip Wunderle Estate, North 46 degrees 55 minutes 00 seconds West 834.58 feet to a point on the Southeasterly right of way line of the Pennsylvania Railroad (said right of way being 140.00 feet wide, 70.00 feet left and right of the center line); thence along the said railroad right of way line, North 68 degrees 35 minutes 00 seconds East 18.28 feet to a stone; thence parallel to and at a distance of 16.50 feet measured at right angles from the second course mentioned above, South 46 degrees 55 minutes 00 seconds West 859.04 feet to a point on the aforementioned Northerly side of Dreshertown Road, being the first mentioned point and place of beginning.

PREMISES “D”

ALL THAT CERTAIN Lot or piece of ground, Situate in the Township of Upper Dublin, County of Montgomery and Commonwealth of Pennsylvania, bounded and described according to a Plan based upon a Plan of Survey showing Property of Frederick J. Schmidt, made by George B. Mebus, Registered Professional Engineer, dated December 21, 1953, as follows, to wit:

BEGINNING at a concrete monument set in a corner common to land of The Pennsylvania Railroad Company and land of Selas Corporation of America, distant 70.00 feet Southwardly at right angles from the center line of railroad of said Railroad Company known as the Trenton Branch at a point therein distant 934.40 feet measured South 68 degrees 35 minutes 00 seconds West along said center line from another point therein opposite said Railroad Company’s Mile Post 24; thence extending from said place of beginning the following four courses and distances, the first two thereof being by remaining land of said Railroad Company, viz: (1) North 68 degrees 35 minutes 00 seconds East, parallel with and 70.00 feet Southwardly at right angles from said center line of railroad, 195.00 feet; (2) South 49 degrees 36 minutes 00 seconds East 56.40 feet; (3) South 68 degrees 35 minutes 00 seconds West, parallel with and 120.00 feet Southwardly at right angles from said center line of railroad, partly by land now or formerly of Frederick J. Schmidt and partly by said land of Selas Corporation of America, 195.00 feet to a concrete monument; and (4) North 49 degrees 36 minutes 00 seconds West, by said last mentioned land, 56.40 feet to the first mentioned concrete monument and place of beginning.

PREMISES “E”

ALL THAT CERTAIN Lot or piece of ground, Situate in the Township of Upper Dublin, County of Montgomery and Commonwealth of Pennsylvania, bounded and described according to a Plan of Property made for Selas Corporation of America, by George B. Mebus, Inc., Engineers, dated August 28, 1961, as follows, to wit:

BEGINNING at a point on the Northerly side of Dreshertown Road (L.R. 46113 as relocated 50.00 feet wide), a corner of land of the Selas Corporation of America, said point being at the distance of 225.69 feet measured North 73 degrees 57 minutes 15 seconds West along the said side of Dreshertown Road from a point of tangent of a radius corner having a radius of 50.00, said point of tangent is at the distance of 49.82 feet measured North 73 degrees 57 minutes 15 seconds West from a point of intersection which the said Northerly side of Dreshertown Road produced makes with the Westerly side of Limekiln Pike (50.00 feet wide), produced; thence from the place of beginning and along the said Northerly side of Dreshertown Road, North 73 degrees 57 minutes 15 seconds West 653.25 feet to a point of curve; thence still along the said side of Dreshertown Road by a line extending in a Northwestwardly, Westwardly and Southwestwardly direction and curving to the left with a radius of 844.02 feet, the arc distance of 744.94 feet to a point; thence North 41 degrees 29 minutes 45 seconds East 54.13 feet to a point on the Southeasterly side of Dreshertown Road Connection (L.R. 46113) (33.00 feet wide); thence along the said Southeasterly side of the Dreshertown Road Connection by a line extending in a Northwestwardly direction and curving to the left with a radius of 835.52 feet, the arc distance of 166.32 feet to a point of tangent; thence still along the said Southeasterly side of the Dreshertown Road Connection North 41 degrees 29 minutes 45 seconds East 79.92 feet to a point; thence partly crossing the bed of Dreshertown Road Connection, North 48 degrees 30 minutes 15 seconds West 16.50 feet to a point on the original center line of Dreshertown Road; thence along the original center line of Dreshertown Road, North 41 degrees 29 minutes 45 seconds East 148.68 feet to a point on the Southeasterly right-of-way line of the Pennsylvania Railroad (Trenton Cut-Off Branch) (140.00 feet wide); thence along the said Southeasterly right-of-way line of the Pennsylvania Railroad, North 68 degrees 35 minutes 00 seconds East 465.13 feet to a point a corner of land now or late of the Selas Corporation of America; thence along the Southwesterly line of land now or late of the Selas Corporation of America South 46 degrees 55 minutes 00 seconds East 834.58 feet to a point on the aforementioned Northerly side of Dreshertown Road (as relocated), being the first mentioned point and place of beginning.

TOGETHER WITH all buildings and improvements thereon erected.

TOGETHER BEING KNOWN AS 2000 North Limekiln Pike.

ALL COMPRISING Parcel Number 54-00-10267-00-2 of the Montgomery County Commissioners Registry.

BEING, AS TO PREMISES “A”, the same premises which Frederick J. Schmidt and Martha J. Schmidt, his wife, by Deed dated October 25, 1954, recorded in the Office for the Recording of Deeds, in and for the County of Montgomery, at Norristown, Pennsylvania, in Deed Book 2516 page 445 &c., granted and conveyed unto Selas Corporation of America, a Pennsylvania corporation, its Successors and Assigns, in fee.

BEING, AS TO PREMISES “B”, the same premises which Frederick J. Schmidt and Martha J. Schmidt, his wife, by Deed dated May 31, 1955, recorded in the Office for the Recording of Deeds, in and for the County of Montgomery, at Norristown, Pennsylvania, in Deed Book 2580 page 251 &c., granted and conveyed unto Selas Corporation of America, a Pennsylvania corporation, its Successors and Assigns, in fee.

BEING, AS TO PREMISES “C”, the same premises which Frederick J. Schmidt and Martha J. Schmidt, his wife, by Deed dated April 18/19, 1955, recorded in the Office for the Recording of Deeds, in and for the County of Montgomery, at Norristown, Pennsylvania, in Deed Book 2567 page 234 &c., granted and conveyed unto Selas Corporation of America, a Pennsylvania corporation, its Successors and Assigns, in fee.

BEING, AS TO PREMISES “D”, the same premises which The Pennsylvania Railroad Company, a Pennsylvania Corporation, by Deed dated April 20, 1956, recorded in the Office for the Recording of Deeds, in and for the County of Montgomery, at Norristown, Pennsylvania in Deed Book 2690 page 100 &c., granted and conveyed unto Selas Corporation of America, a Pennsylvania Corporation, its successors and assigns, in fee.

AND BEING, AS TO PREMISES “E”, the same premises which Elmi Corporation, a Pennsylvania Corporation, by Deed dated September 7, 1961, recorded in the Office for the Recording of Deeds, in and for the County of Montgomery, at Norristown, Pennsylvania, in Deed Book 3204 page 105 &c., granted and conveyed unto Selas Corporation of America, a Pennsylvania Corporation, its Successors and Assigns, in fee.

EXHIBIT B

ADDITIONAL PERMITTED EXCEPTIONS

1.	All non-delinquent property taxes not yet due and payable.

2.	The rights of Seller under the Lease (as defined in Section 7 of the Agreement)

3.	All matters created by or on behalf of Buyer

4.	Encroachments, overlaps, boundary line disputes and any other matters which would be disclosed by an accurate survey and inspection of the Real Property

5.	All special assessments for which Buyer is responsible pursuant to Section 5(c) of the Agreement

EXHIBIT C

ASSIGNMENT

        FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, and intending to be legally bound hereby, SELAS CORPORATION OF AMERICA, a Pennsylvania corporation (“Assignor”), hereby assigns, transfers and conveys to BET INVESTMENTS, INC., a Pennsylvania corporation (“Assignee”), without representation or warranty except that Assignor hereby represents and warrants that Assignor has not previously assigned or transferred the same, all of Assignor’s right, title and interest, if any, in and to all transferable intangible personal property pertaining to the development, construction, leasing and operation of that certain real property situate adjacent to Limekiln Pike in the Township of Upper Dublin, County of Montgomery, Commonwealth of Pennsylvania, which real property is more particularly described on Exhibit A attached hereto (the “Real Property”), including, but not limited to (i) any use, occupancy, operating, road access, environmental protection and other permits, licenses, authorizations and approvals issued by governmental authorities having jurisdiction over the Real Property, (ii) any contract rights for water and other utility services, and (iii) any drawings, architectural and engineering plans, renderings, site plans and specifications for any improvements on the Real Property in the possession of Assignor or its agents.

        IN WITNESS WHEREOF, Assignor has executed this Assignment the ____ day of _________________, 2003.

SELAS CORPORATION OF AMERICA

By: ___________________________________________ Name: Title: Date of Execution: ________________________________

EXHIBIT D

LEASE

EXHIBIT E

ENVIRONMENTAL REPORTS

I.	Phase I Environmental Site Assessment for Selas Corporation of America, 2034 Limekiln Pike, Upper Dublin Township, Pennsylvania performed by The Whitman Companies, Inc., November 2001

II.	Asbestos Survey Report, Selas Corporation of America, Dresher, Pennsylvania, Prepared for Selas Corporation of America, 2034 Limekiln Pike, Dresher, Pennsylvania 19025, prepared by The Whitman Companies, Inc., Whitman Project No. 01-10-13T/0100, December 2001, Whitman Project No. 01-10-13T/0100

FIRST AMENDMENT TO AGREEMENT OF SALE

        THIS FIRST AMENDMENT TO AGREEMENT OF SALE (“First Amendment”) is made as of March 14, 2003 (“Effective Date”), by and between SELAS CORPORATION OF AMERICA, a Pennsylvania corporation (“Seller”) and BET INVESTMENTS, INC., a Pennsylvania corporation (“Buyer”).

BACKGROUND

        A.        Seller and Buyer entered into that certain Agreement of Sale dated as of January 15, 2003, concerning that certain “Property” located in Upper Dublin Township, Montgomery County, Pennsylvania, and which is more particularly described in such Agreement (the “Agreement”).

        B.        Buyer and Seller desire to supplement and amend the terms of the Agreement by this First Amendment.

        C.        All definitions and defined terms set forth in the Agreement are incorporated into this First Amendment by this reference and shall have the meaning set forth in the Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.        The “Due Diligence Period”, as defined in Paragraph 13(b) of the Agreement, is hereby extended to 11:59 P.M. on April 15, 2003.

        2.        Except as amended by this First Amendment, the Agreement remains unamended and in full force and effect, no party is waiving any rights except as provided herein, and the Agreement (as amended by this First Amendment) contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of the Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of this Agreement.

        3.        This First Amendment has been drafted through a joint effort of the parties and, therefore, shall not be construed in favor of or against either of the parties.

        4.        This First Amendment may be executed in counterparts and a facsimile version of a signature shall be deemed an original.

        5.        This Agreement shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania.

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        IN WITNESS WHEREOF, Buyer and Seller do hereby execute this First Amendment with the intent to be legally bound.

SELLER: SELAS CORPORATION OF AMERICA By: /s/ Mark S. Gorder Mark S. Gorder Its President and Chief Executive Officer

BUYER: BET INVESTMENTS, INC., By: /s/ Michael P. Markman Michael P. Markman Its Executive Vice President

SECOND AMENDMENT TO AGREEMENT OF SALE

        THIS SECOND AMENDMENT TO AGREEMENT OF SALE (“Second Amendment”) is made as of April 15, 2003 (“Effective Date”), by and between SELAS CORPORATION OF AMERICA, a Pennsylvania corporation (“Seller”), and BET INVESTMENTS, INC., a Pennsylvania corporation (“Buyer”).

BACKGROUND

        A.        Seller and Buyer entered into that certain Agreement of Sale dated as of January 15, 2003, as amended by a certain First Amendment thereto dated March 14, 2003, concerning that certain “Property” located in Upper Dublin Township, Montgomery County, Pennsylvania, and which is more particularly described in such Agreement (said Agreement of Sale, as so amended, is hereinafter referred to as the “Agreement”).

        B.        Buyer and Seller desire to supplement and amend the terms of the Agreement by this Second Amendment.

        C.        All definitions and defined terms set forth in the Agreement are incorporated into this Second Amendment by this reference and shall have the meaning set forth in the Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.        Buyer hereby confirms that the “Due Diligence Period”, as defined in the Agreement, has expired.

        2.        If Settlement hereunder is consummated, Seller hereby agrees to reimburse Buyer for Buyer’s out-of-pocket costs to remediate the environmental condition at the Real Property which is described on Schedule 1 hereto, provided that notwithstanding anything herein or elsewhere to the contrary, Seller’s aggregate liability for such reimbursement shall not exceed Thirty Thousand Dollars ($30,000). Seller’s obligation as set forth in this Paragraph 2 shall survive Settlement.

        3.        Except as amended by this Second Amendment, the Agreement remains unamended and in full force and effect, no party is waiving any rights except as provided herein, and the Agreement (as amended by this Second Amendment) contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of the Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of the Agreement.

        4.        This Second Amendment has been drafted through a joint effort of the parties and, therefore, shall not be construed in favor of or against either of the parties.

        5.        This Second Amendment may be executed in counterparts and a facsimile version of a signature shall be deemed an original.

        6.        This Second Amendment shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania.

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        IN WITNESS WHEREOF, Buyer and Seller do hereby execute this First Amendment with the intent to be legally bound.

SELLER: SELAS CORPORATION OF AMERICA By: /s/ Mark S. Gorder Mark S. Gorder Its President and Chief Executive Officer

BUYER: BET INVESTMENTS, INC., By: /s/ John C. Hess John C. Hess Its Vice President / General Counsel

Schedule 1

        Benzo(a)pyrene and arsenic in the soil in the area of the Real Property near the railroad spur.

THIRD AMENDMENT TO AGREEMENT OF SALE

        THIS THIRD AMENDMENT TO AGREEMENT OF SALE (“Third Amendment”) is made as of June 10, 2003 (“Effective Date”), by and between SELAS CORPORATION OF AMERICA, a Pennsylvania corporation (“Seller”), and BET INVESTMENTS, INC., a Pennsylvania corporation (“Buyer”).

BACKGROUND

        A.        Seller and Buyer entered into that certain Agreement of Sale dated as of January 15, 2003, as amended by a certain First Amendment thereto dated March 14, 2003, and as further amended by a certain Second Amendment thereto dated as of April 15, 2003 concerning that certain “Property” located in Upper Dublin Township, Montgomery County, Pennsylvania, and which is more particularly described in such Agreement (said Agreement of Sale, as so amended, is hereinafter referred to as the “Agreement”).

        B.        Buyer and Seller desire to supplement and amend the terms of the Agreement by this Third Amendment.

        C.        All definitions and defined terms set forth in the Agreement are incorporated into this Third Amendment by this reference and shall have the meaning set forth in the Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.        Buyer and Seller hereby agree that the Zoning Deadline (as defined in Paragraph 21(d) of the Agreement) is hereby extended to July 15, 2003.

        2.        Buyer and Seller agree that the Settlement Date, as provided in Section 4(a) of the Agreement, shall be July 31, 2003.

        3.        Except as amended by this Third Amendment, the Agreement remains unamended and in full force and effect, no party is waiving any rights except as provided herein, and the Agreement (as amended by the First Amendment, Second Amendment, and this Third Amendment) contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of the Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of the Agreement.

        4.        This Third Amendment has been drafted through a joint effort of the parties and, therefore, shall not be construed in favor of or against either of the parties.

        5.        This Third Amendment may be executed in counterparts and a facsimile version of a signature shall be deemed an original.

        6.        This Third Amendment shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania.

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        IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Third Amendment with the intent to be legally bound.

SELLER: SELAS CORPORATION OF AMERICA By: /s/ Mark S. Gorder Mark S. Gorder Its President and Chief Executive Officer

BUYER: BET INVESTMENTS, INC., By: /s/ Michael P. Markman Michael P. Markman Its President

FOURTH AMENDMENT TO AGREEMENT OF SALE

        THIS FOURTH AMENDMENT TO AGREEMENT OF SALE (“Fourth Amendment”) is made as of July 15, 2003 (“Effective Date”), by and between SELAS CORPORATION OF AMERICA, a Pennsylvania corporation (“Seller”), and BET INVESTMENTS, INC., a Pennsylvania corporation (“Buyer”).

BACKGROUND

        A.        Seller and Buyer entered into that certain Agreement of Sale dated as of January 15, 2003, as amended by a certain First Amendment thereto dated March 14, 2003, as further amended by a certain Second Amendment thereto dated as of April 15, 2003, and as further amended by a certain Third Amendment thereto dated as of June 10, 2003, concerning that certain “Property” located in Upper Dublin Township, Montgomery County, Pennsylvania, and which is more particularly described in such Agreement (said Agreement of Sale, as so amended, is hereinafter referred to as the “Agreement”).

        B.        Buyer and Seller desire to supplement and amend the terms of the Agreement by this Fourth Amendment.

        C.        All definitions and defined terms set forth in the Agreement are incorporated into this Fourth Amendment by this reference and shall have the meaning set forth in the Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.        Section 21(a) of the Agreement is hereby amended and restated in its entirety as follows:

“The obligation of Buyer to complete Settlement shall be conditioned and contingent upon Buyer obtaining, upon the terms and conditions set forth in this Section 21, the reclassification of the Real Property from its present zoning classification to an AHS Apartment House Special District zoning classification, pursuant to an ordinance (the “Zoning Ordinance”) of the legislative governing body of the Township of Upper Dublin (the “Governing Body”), to be duly adopted in accordance with the Zoning Code of the Township of Upper Dublin (the “Zoning Contingency).”

        2.        The Zoning Deadline (as defined in Paragraph 21(d) of the Agreement) is hereby extended to October 14, 2003.

        3.        The Settlement Date, as provided in Section 4(a) of the Agreement, shall be October 29, 2003; provided, however, that if the Zoning Contingency shall be satisfied prior to October 14, 2003, the Settlement Date shall be the date which is fifteen (15) calendar days after the date on which the Zoning Contingency is satisfied.

        4.        In consideration of the extension of the Zoning Deadline and Settlement Date as set forth herein, concurrently with its execution of this Fourth Amendment, Buyer shall pay to Seller Twenty-Five Thousand Dollars ($25,000.00), which sum shall not be refundable to Buyer under any circumstances, except in the event of a default by Seller under the Agreement or pursuant to Section 10(b) of the Agreement. If, as and when Settlement shall be made pursuant to the terms and provisions of the Agreement, as amended hereby, said Twenty-Five Thousand Dollars, without interest thereon, shall be credited against the Purchase Price; provided, however, subject to the foregoing sentence, that if the Agreement is terminated for any reason whatsoever, including without limitation the failure of the Zoning Contingency to be satisfied, such Twenty-Five Thousand Dollars shall remain the property of Seller and shall not be refunded to Buyer. The parties agree that, notwithstanding any provision herein or in the Agreement to the contrary, the provisions of this Paragraph 4 are in addition to and not in limitation of Seller’s rights and remedies set forth in Section 8 of the Agreement.

        5.        Except as amended by this Fourth Amendment, the Agreement remains unamended and in full force and effect, no party is waiving any rights except as provided herein, and the Agreement (as amended by the First Amendment, Second Amendment, Third Amendment and this Fourth Amendment) contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of the Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of the Agreement.

        6.        This Fourth Amendment has been drafted through a joint effort of the parties and, therefore, shall not be construed in favor of or against either of the parties.

        7.        This Fourth Amendment may be executed in counterparts and a facsimile version of a signature shall be deemed an original.

        8.        This Fourth Amendment shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania.

        IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Fourth Amendment with the intent to be legally bound.

SELLER: SELAS CORPORATION OF AMERICA By: /s/ Mark S. Gorder Mark S. Gorder Its President and Chief Executive Officer

BUYER: BET INVESTMENTS, INC., By: /s/ Michael P. Markman Michael P. Markman Its President

FIFTH AMENDMENT TO AGREEMENT OF SALE

        THIS FIFTH AMENDMENT TO AGREEMENT OF SALE (“Fifth Amendment”) is made as of October 13, 2003 (“Effective Date”), by and between SELAS CORPORATION OF AMERICA, a Pennsylvania corporation (“Seller”), and BET INVESTMENTS, INC., a Pennsylvania corporation (“Buyer”).

BACKGROUND

    A.        Seller and Buyer entered into that certain Agreement of Sale dated as of January 15, 2003, as amended by a certain First Amendment thereto dated March 14, 2003, as further amended by a certain Second Amendment thereto dated as of April 15, 2003, as further amended by a certain Third Amendment thereto dated as of June 10, 2003, and as further amended by a certain Fourth Amendment thereto dated as of July 15, 2003, concerning that certain “Property” located in Upper Dublin Township, Montgomery County, Pennsylvania, and which is more particularly described in such Agreement (said Agreement of Sale, as so amended, is hereinafter referred to as the “Agreement”).

    B.        Buyer and Seller desire to supplement and amend the terms of the Agreement by this Fifth Amendment.

    C.        All definitions and defined terms set forth in the Agreement are incorporated into this Fifth Amendment by this reference and shall have the meaning set forth in the Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.        Buyer and Seller hereby agree that the Zoning Deadline (as defined in Paragraph 21(d) of the Agreement) is hereby extended to December 26, 2003.

    2.        Buyer and Seller agree that the Settlement Date, as provided in Paragraph 4(a) of the Agreement, shall be December 31, 2003.

    3.        Except as amended by this Fifth Amendment, the Agreement remains unamended and in full force and effect, no party is waiving any rights except as provided herein, and the Agreement (as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and this Fifth Amendment) contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of the Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of the Agreement.

    4.        This Fifth Amendment has been drafted through a joint effort of the parties and, therefore, shall not be construed in favor of or against either of the parties.

    5.        This Fifth Amendment may be executed in counterparts and a facsimile version of a signature shall be deemed an original.

    6.        This Fifth Amendment shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania.

    7.        In consideration of the extension of the Zoning Deadline and Settlement Date as set forth herein, concurrently with its execution of this Fifth Amendment, Buyer shall pay to Seller Fifteen Thousand Dollars ($15,000), which sum shall not be refundable to Buyer under any circumstances, except in the event of a default by Seller under the Agreement or pursuant to Section 10(b) of the Agreement. If, as and when Settlement shall be made pursuant to the terms and provisions of the Agreement, as amended hereby, said Fifteen Thousand Dollars ($15,000), without interest thereon, shall be credited against the Purchase Price; provided, however subject to the foregoing sentence, that if the Agreement is terminated for any reason whatsoever, including without limitation the failure of the Zoning Contingency to be satisfied, such Fifteen Thousand Dollars shall remain the property of Seller and shall not be refunded to Buyer. The parties agree that, notwithstanding any provision herein or in the Agreement to the contrary, the provisions of this Paragraph 7 are in addition to and not in limitation of Seller’s rights and remedies set forth in Section 8 of the Agreement.

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        IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Fifth Amendment with the intent to be legally bound.

SELLER: Selas Corporation of America

By: /s/ Mark S. Gorder Name: Mark S. Gorder Its President and Chief Executive Officer

BUYER: BET INVESTMENTS, INC.

By: /s/ Michael P. Markman Michael P. Markman Its President

SIXTH AMENDMENT TO AGREEMENT OF SALE

        THIS SIXTH AMENDMENT TO AGREEMENT OF SALE (“Sixth Amendment”) is made as of December 30, 2003 (“Effective Date”), by and between SELAS CORPORATION OF AMERICA, a Pennsylvania corporation (“Seller”), and BET INVESTMENTS, INC., a Pennsylvania corporation (“Buyer”).

BACKGROUND

    A.        Seller and Buyer entered into that certain Agreement of Sale dated as of January 15, 2003, as amended by a certain First Amendment thereto dated March 14, 2003, as further amended by a certain Second Amendment thereto dated as of April 15, 2003, as further amended by a certain Third Amendment thereto dated as of June 10, 2003, as further amended by a certain Fourth Amendment thereto dated as of July 15, 2003, and as further amended by a certain Fifth Amendment thereto dated as of October 13, 2003, concerning that certain “Property” located in Upper Dublin Township, Montgomery County, Pennsylvania, and which is more particularly described in such Agreement (said Agreement of Sale, as so amended, is hereinafter referred to as the “Agreement”).

    B.        Buyer and Seller desire to supplement and amend the terms of the Agreement by this Sixth Amendment.

    C.        All definitions and defined terms set forth in the Agreement are incorporated into this Sixth Amendment by this reference and shall have the meaning set forth in the Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.        Buyer and Seller hereby agree that the Zoning Deadline (as defined in Paragraph 21(d) of the Agreement) is hereby extended to June 25, 2004.

    2.        Buyer and Seller agree that the Settlement Date, as provided in Paragraph 4(a) of the Agreement, shall be the first to occur of: (a) June 30, 2004, or (b) thirty (30) days after the date on which the Zoning Contingency is satisfied.

    3.        Except as amended by this Sixth Amendment, the Agreement remains unamended and in full force and effect, no party is waiving any rights except as provided herein, and the Agreement (as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and this Sixth Amendment) contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of the Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of the Agreement.

    4.        This Sixth Amendment has been drafted through a joint effort of the parties and, therefore, shall not be construed in favor of or against either of the parties.

    5.        This Sixth Amendment may be executed in counterparts and a facsimile version of a signature shall be deemed an original.

    6.        This Sixth Amendment shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania.

    7.        In consideration of the extension of the Zoning Deadline and Settlement Date as set forth herein, concurrently with its execution of this Sixth Amendment, Buyer shall pay to Seller, in addition to all other amounts previously paid by Buyer to Seller pursuant to the Agreement, the additional sum of Fifty Thousand Dollars ($50,000), which sum shall not be refundable to Buyer under any circumstances, except in the event of a default by Seller under the Agreement or pursuant to Section 10(b) of the Agreement. If, as and when Settlement shall be made pursuant to the terms and provisions of the Agreement, as amended hereby, said Fifty Thousand Dollars ($50,000), without interest thereon, shall be credited against the Purchase Price; provided, however, subject to the foregoing sentence, that if the Agreement is terminated for any reason whatsoever, including without limitation the failure of the Zoning Contingency to be satisfied, such Fifty Thousand Dollars ($50,000) shall remain the property of Seller and shall not be refunded to Buyer. The parties agree that, notwithstanding any provision herein or in the Agreement to the contrary, the provisions of this Paragraph 7 are in addition to and not in limitation of Seller’s rights and remedies set forth in Section 8 of the Agreement.

    8.        Concurrently with the execution of this Sixth Amendment, the Title Company is hereby authorized and directed to reduce the Deposit it is holding in escrow pursuant to the Agreement from One Hundred Fifty Thousand Dollars ($150,000) to One Hundred Thousand Dollars by returning the sum of Fifty Thousand Dollars ($50,000) to Buyer.

    9.        Section 21(a) of the Agreement is hereby amended and restated in its entirety as follows:

“The obligation of Buyer to complete Settlement shall be conditioned and contingent upon Buyer obtaining, upon the terms and conditions set forth in this Section 21, the reclassification of the Real Property from its present zoning classification to an MD Multi Dwelling District zoning classification that permits the Buyer to construct 200 age restricted housing units on the Real Property (with amendments to said zoning classification satisfactory to Buyer, in its sole discretion), pursuant to an ordinance (the “Zoning Ordinance”) of the legislative governing body of the Township of Upper Dublin (the “Governing Body”), to be duly adopted in accordance with the Zoning Code of the Township of Upper Dublin (the “Zoning Contingency”).”

        IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Sixth Amendment with the intent to be legally bound.

SELLER: Selas Corporation of America

By: /s/ Mark S. Gorder Name: Mark S. Gorder Its President and Chief Executive Officer

BUYER: BET INVESTMENTS, INC.

By: /s/ Michael P. Markman Michael P. Markman Its President